Exhibit 21.1

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION

U.S. Subsidiaries
Surgalign Spine Technologies, Inc.	Delaware
Regeneration Technologies, Inc.—Cardiovascular	Alabama
RTI Services, Inc.	Delaware
Tutogen Medical, Inc.	Florida
Pioneer Surgical Technology, Inc.	Michigan
Angstrom Acquisition Corp. II	Delaware
Pioneer Surgical Orthobiologics, Inc.	Delaware
Zyga Technology, Inc.	Delaware
Paradigm Spine LLC	Delaware
Andi’s Belmarall, LLC	Delaware
Fourth Dimension Spine, LLC	Delaware
Holo Surgical Inc.	Delaware
HoloSurgical Technology Inc.	Delaware
Inteneural Networks Inc.	Delaware
Foreign Subsidiaries
Paradigm Spine GmbH	Germany
Fourth Dimension Spine GmbH	Germany
Paradigm Spine Austria GmbH	Austria
Paradigm Spine Switzerland AG	Switzerland
RTI Surgical Holdings Luxembourg S.a.r.l	Luxembourg
Pioneer Surgical Technology B.V	Netherlands
RTI Surgical GmbH	Germany
RTI Surgical Australia Pty. Limited	Australia
RTI Surgical—Singapore Pte Ltd	Singapore
Surgalign UK Limited	United Kingdom
Surgalign Spain SL	Spain
HoloSurgical Technology Polska sp. Zoo	Poland
Inteneural Networks Polska sp. Zoo	Poland